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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                              --------------------


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of report (Date of earliest event reported):  February 28, 2001
                                                          -----------------




                          CHARTER COMMUNICATIONS, INC.
                          -----------------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
                                    --------
         (State or Other Jurisdiction of Incorporation or Organization)



         000-27927                                           43-1857213
         ---------                                           ----------
  Commission File Number                                  (Federal Employer
                                                       Identification Number)


12444 Powerscourt Drive - Suite 400
St. Louis, Missouri                                           63131
--------------------------------------------------            -----
(Address of Principal Executive Offices)                      (Zip Code)

(Registrant's telephone number, including area code)          (314) 965-0555


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ITEM 5. OTHER ITEMS.

     On February 28, 2001, Charter Communications, Inc. (the "Company") and AT&T Broadband, LLC announced that they have entered into several agreements involving several strategic cable system transactions that will result in a net addition of approximately 512,000 customers for the Charter cable systems. In the pending AT&T transactions, the Company expects to acquire cable systems from AT&T Broadband, LLC serving approximately 574,000 customers in Missouri, Alabama, Nevada and California for a total of $1.79 billion. A portion of the purchase price will consist of Charter cable systems valued at $249.0 million serving approximately 62,000 customers in Florida. Of the balance of the purchase price, up to $501.5 million will be paid in Class A common stock and the remainder will be paid in cash. The Company has a commitment for a bridge loan from Morgan Stanley Senior Funding, Inc. and Goldman Sachs Credit
Partners, L.P. for temporary financing of the cash portion of the purchase price. The Company expects to obtain permanent financing through one or more debt or equity financing transactions or a combination thereof. The acquisition transactions are expected to close in the second and/or third quarters of 2001, subject to certain closing conditions and regulatory review.

     A copy of the press release is being filed as Exhibit 99.1 with this report.







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ITEM 7. EXHIBITS.

          99.1    Press release dated February 28, 2001.*



----------------
*filed herewith


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                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                           CHARTER COMMUNICATIONS, INC.,
                           registrant



Dated February 28, 2001    By:  /s/ KENT D. KALKWARF
                                ------------------------------------------------
                                Name:  Kent D. Kalkwarf
                                Title: Executive Vice President and Chief
                                       Financial Officer (Principal Financial
                                       Officer and Principal Accounting Officer)



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                                  EXHIBIT INDEX


99.1     Press release dated February 28, 2001.